Exhibit 10.10

MASTER REPURCHASE AGREEMENT

Dated as of February 28, 2006

Between:

BEAR STEARNS MORTGAGE CAPITAL CORPORATION

and

ALESCO LOAN HOLDINGS TRUST

1.	Applicability

From time to time the parties hereto may enter into transactions in which Alesco Loan Holdings Trust (“Seller”) agrees to transfer to Bear Stearns Mortgage Capital Corporation (“Buyer”) Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, as the same shall be amended from time to time.

2.	Definitions

(a) “Act of Insolvency”, with respect to either Buyer, Seller or Guarantor, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or such party seeking the appointment of a receiver, trustee, custodian or similar official for such party or any substantial part of its property, or (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by a party of a general assignment for the benefit of creditors, or (iv) the admission in writing by a party of such party’s inability to pay such party’s debts as they become due;

(b) “Additional Purchased Mortgage Loans”, Mortgage Loans provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c) “Business Day”, any day other than a Saturday, Sunday and any day on which banks located in the State of New York are authorized or required to close for business;

(d) “Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of a percentage, agreed to by Buyer and Seller prior to entering into the Transaction and specified in the related Request/Confirmation, to the Repurchase Price for such Transaction as of such date;

(e) “Custodian”, the custodian named in the Custodial Agreement and any permitted successor thereto;

(f) “Custodial Agreement”, the Custodial Agreement among Buyer, Seller and the Custodian providing for the custody of records relating to the Purchased Mortgage Loans;

(g) “FNMA”, the Federal National Mortgage Association;

(h) “FICO Score”, the credit risk scoring model assessing likelihood of default developed by Fair, Isaac & Co., and used by major credit bureaus such Equifax, Experion and Trans Union;

(i) “Freddie Mac”, the entity formerly known as the Federal Home Loan Mortgage Corporation or any successor thereto.

(j) “Guarantor”, Alesco Financial Trust.

(k) “Guarantee”, the guarantee of Guarantor in the form attached hereto as Exhibit C.

(l) “Income”, with respect to any Mortgage Loan at any time, any principal thereof and all interest and other distributions thereon or proceeds thereof;

(m) “Loan Schedule”, a schedule of Mortgage Loans identifying each Mortgage Loan: (1) in the case of all Mortgage Loans, by Seller’s loan number, Mortgagor’s name and address (including the state and zip code) of the mortgaged property, whether such Mortgage Loan bears a fixed or adjustable interest rate, the loan-to-value ratio, the outstanding principal amount as of a specified date, the initial interest rate borne by such Mortgage Loan, the original principal balance thereof, the current scheduled monthly payment of principal and interest, the maturity of the related Note, the property type, the occupancy status, the appraised value, the original term to maturity and whether or not the Mortgage Loan (including the related Note) has been modified; and (2) in the case of adjustable rate Mortgage Loans, the interest rate borne by such Mortgage Loan on the Purchase Date, the index and applicable determination date for each adjustment period, the gross margin, the payment adjustment period (in months), months to next payment adjustment, periodic payment adjustment cap, lifetime payment adjustment cap, lifetime payment cap, interest rate adjustment, periodic interest adjustment cap and lifetime interest rate adjustment cap;

(n) “Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(o) “Market Value”, with respect to any Mortgage Loans as of any date, the fair market value of such Mortgage Loans on such date as determined by Buyer in its reasonable business judgment from time to time and at such times as it may elect in its sole discretion; provided, however, that a Market Value of zero shall be assigned to (i) any Mortgage Loan that has been delinquent for at least sixty (60) days, (ii) any Mortgage Loan that has been subject to this Agreement for more than one hundred and eighty (180) days in aggregate, (iii) any Mortgage Loan with respect to which there is a breach of a representation or warranty made by Seller in this Agreement or the Custodial Agreement that materially and adversely affects Buyer’s interests hereunder or (iv) any Mortgage Loan with respect to which the related Mortgagor, by virtue of service in the United States Armed Forces (including, without limitation, the United States Military Reserve and National Guard) by such Mortgagor or by a Person on whom such Mortgagor is dependent, is entitled by any statute, administrative ruling or court order to delay, defer or reduce any payment of principal or interest that would otherwise be due;

(p) “Mortgage”, the mortgage, deed of trust or other instrument creating a first lien on an estate in fee simple interest in real property securing a Note;

(q) “Mortgage Loan”, a first lien mortgage, adjustable rate loan on one-to-four family residential property consisting of a Note secured by a Mortgage;

(r) “Mortgaged Property”, The Mortgagor’s real property securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property improved by a residential dwelling.

(s) “Mortgagor”, the obligor on a Note;

(t) “Note”, the Note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan;

(u) “Price Differential”, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(v) “Pricing Rate”, the per annum percentage rate for determination of the Price Differential, which rate shall be specified in the related Request/Confirmation;

(w) “Prime Rate”, the prime rate of U.S. money center commercial banks as published in The Wall Street Journal;

(x) “Purchase Date”, the date with respect to each Transaction on which Purchased Mortgage Loans are sold by Seller to Buyer hereunder;

(y) “Purchase Price”, (i) on the Purchase Date, the price at which Purchased Mortgage Loans are sold by Seller to Buyer hereunder, and (ii) thereafter, such price decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(z) “Purchased Mortgage Loans”, the Mortgage Loans sold by Seller to Buyer in a Transaction hereunder, and any Mortgage Loans substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Mortgage Loans” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Paragraph 4(a);

(aa) “Replacement Mortgage Loans”, the meaning specified in Paragraph 11(e)(ii) hereof;

(bb) “Repurchase Date”, the date on which Seller is to repurchase the Purchased Mortgage Loans from Buyer, including any date determined by application of the provisions of Paragraphs 3(e) or 11 hereof;

(cc) “Repurchase Price”, the price at which Purchased Mortgage Loans are to be resold by Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination, increased by any amount determined by the application of the provisions of Paragraph 11 hereof;

(dd) “Request/Confirmation”, the request and confirmation substantially in the form of Exhibit A hereto delivered pursuant to Paragraph 3 hereof.

3.	Initiation; Request/Confirmation; Termination; Transactions Optional

(a) Any agreement to enter into a Transaction shall be made in writing at the initiation of Seller. In the event that Seller desires to enter into a Transaction hereunder, Seller shall deliver to Buyer prior to 5:00 p.m., New York City time, on the Business Day prior to the proposed Purchase Date, a Request/Confirmation signed by Seller and complete in every respect except for the signature of an authorized representative of Buyer. Buyer shall, upon its receipt and approval thereof, promptly execute and return the signed Request/Confirmation to Seller.

(b) The Request/Confirmation shall describe the Purchased Mortgage Loans in a manner satisfactory to Buyer (which may be by attaching a Loan Schedule thereto), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price,

(iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, (v) the representations and warranties contemplated by Paragraph 10(c) hereof, and (vi) any additional terms or conditions of the Transaction mutually agreeable to Buyer and Seller.

(c) Each Request/Confirmation shall be binding upon the parties hereto unless written notice of objection is given by the objecting party to the other party within one (1) Business Day after Buyer has delivered the completed Request/Confirmation to Seller.

(d) In the event of any conflict between the terms of a Request/Confirmation and this Agreement, such Request/Confirmation shall prevail.

(e) In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the Business Day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by resale by Buyer to Seller or its agent of the Purchased Mortgage Loans and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller hereunder) against the transfer of the Repurchase Price to an account of Buyer.

(f) The adjustment mechanism and the index for any adjustable rate Mortgage Loan must be satisfactory to Buyer in its sole discretion.

(g) Notwithstanding any provision of this Agreement or the Custodial Agreement to the contrary, the initiation of each Transaction is subject to the approval of Buyer in its sole discretion. Buyer may, in its sole discretion, reject any Mortgage Loan from inclusion in a Transaction hereunder for any reason.

(h) The representations and warranties provided by Seller to Buyer pursuant to Paragraph 3(b)(v) must be satisfactory to Buyer in its sole discretion.

4.	Margin Maintenance

(a) If at any time the aggregate Market Value of all Purchased Mortgage Loans subject to all Transactions hereunder is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Buyer’s option, to transfer to Buyer cash or additional Mortgage Loans reasonably acceptable to Buyer (“Additional Purchased Mortgage Loans”), so that the cash and aggregate Market Value of the Purchased Mortgage Loans, including any such Additional Purchased Mortgage Loans, will thereupon equal or exceed such aggregate Buyer’s Margin Amount.

(b) If the notice to be given by Buyer to Seller under subparagraph (a) above is given at or prior to 10:00 a.m. New York city time on a Business Day, Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer prior to the close of business in New York City on the date of such notice, and if such notice is given after 10:00 a.m. New York City time, Seller shall transfer cash or Additional Purchased Mortgage Loans prior to the close of business in New York City on the Business Day following the date of such notice.

(c) Any cash transferred pursuant to this Paragraph shall be held by Buyer as though it were Additional Purchased Mortgage Loans and, unless Buyer shall otherwise consent, shall not reduce the Repurchase Price of the related Transaction.

5.	Income Payments

Where a particular Transaction’s term extends over an Income payment date on the Mortgage Loans subject to that Transaction, all payments and distributions, whether in cash or in kind, made on or with respect to the Purchased Mortgage Loans shall, unless otherwise mutually agreed by Buyer and Seller and so long as an Event of Default on the part of Seller shall not have occurred and be continuing, be paid directly to Seller or its designee by the related Mortgagor. Buyer shall not be obligated to take any action pursuant to the preceding sentence to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer, at Buyer’s option, cash or Additional Purchased Mortgage Loans sufficient to eliminate such Margin Deficit.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Mortgage Loans with respect to all Transactions hereunder and all proceeds thereof. Seller shall pay all fees and expenses associated with perfecting such security interest including, without limitation, the cost of filing financing statements under the Uniform Commercial Code and recording assignments of mortgage as and when required by Buyer in its sole discretion.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Mortgage Loans transferred by one party hereto to the other party shall be transferred in accordance with and subject to the Custodial Agreement by notice to the Custodian to the effect that the Custodian is now holding for the benefit of the transferee the related documents and assignment forms delivered to it under the Custodial Agreement.

8.	Segregation of Documents Relating to Purchased Mortgage Loans

All documents relating to Purchased Mortgage Loans in the possession of Seller shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Mortgage Loans shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

9.	Substitution

Seller may, subject to agreement with, acceptance by and upon notice to Buyer, substitute Loans substantially similar to the Purchased Loans for any Purchased Loans. If Seller gives notice to the Buyer at or prior to 10:00 a.m. New York City time on a Business Day, Buyer may elect, by the close of business on the Business Day notice is received or by the close of the next Business Day if notice is given after 10:00 a.m. New York City time on such day, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by Seller’s transfer to Buyer of such other Loans and Buyer’s transfer to Seller of such Purchased Loans , and after such substitution, the substituted Loans shall be deemed to be Purchased Loans. In the event Buyer elects not to accept such substitution, Buyer shall offer Seller the right to terminate the Transaction.

In the event Seller exercises its right to substitute or terminate under this Section 9, Seller shall be obligated to pay to Buyer, by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to (A) Buyer’s actual cost (including all fees, expenses and commissions) of (i) entering into replacement transactions; (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (B) to the extent Buyer determines not to enter into replacement transactions, the loss incurred by Buyer directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by Buyer in good faith.

10.	Representations, Warranties and Covenants

(a) Buyer and Seller each represents and warrants, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, to the other that:

(i) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(ii) it will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal);

(iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal);

(iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect; and

(v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

(b) Seller represents and warrants to Buyer, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, as follows:

(i) The documents disclosed by Seller to Buyer pursuant to this Agreement are either original documents or genuine and true copies thereof;

(ii) Seller is a separate and independent corporate entity from the Custodian, Seller does not own a controlling interest in the Custodian either directly or through affiliates and no director or officer of Seller is also a director or officer of the Custodian;

(iii) None of the Purchase Price for any Mortgage Loan will be used either directly or indirectly to acquire any security, as that term is defined in Regulation T of the Regulations of the Board of Governors of the Federal Reserve System, and Seller has not taken any action that might cause any Transaction to violate any regulation of the Federal Reserve Board;

(iv) Seller is a wholly owned subsidiary of Guarantor;

(v) Seller shall be at the time it transfers to Buyer any Mortgage Loans for any Transaction the legal and beneficial owner of such Mortgage Loans, free of any lien, security interest, option or encumbrance;

(vi) Seller used no selection procedures that identified the Mortgage Loans relating to a Transaction as being less desirable or valuable than other comparable assets in Seller’s portfolio on the related Purchase Date;

(vii) Within thirty (30) days following the issuance of applicable regulations pursuant to the USA Patriot Act of 2001, or any similar federal, state or local anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), Seller shall have implemented and shall thereafter maintain a compliance program that meets the requirements of such Anti-Money Laundering Laws;

(viii) There is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving Seller or relating to the transaction contemplated by this Agreement or the Custodial Agreement which, if adversely determined, would have a material adverse effect on Buyer; and

(ix) The Guarantee has been duly authorized, executed and delivered by Guarantor and is in full force and effect.

(c) Seller makes the representations and warranties with respect to the Mortgage Loans for each Transaction as are attached to the related Request/Confirmation.

(d) Seller covenants with Buyer, from and after the date hereof, as follows:

(i) Seller shall immediately notify Buyer if an Event of Default shall have occurred;

(ii) Seller shall deliver to Buyer a current Loan Schedule with respect to all Mortgage Loans subject to this Agreement with such frequency as Buyer may require but in no event less frequently than weekly;

(iii) No Mortgage Loan shall be subject to this Agreement for more than one hundred and eighty (180) days in aggregate;

(iv) No more than five (5) percent of the Mortgage Loans at any time subject to this Agreement shall have FICO Scores of less than 660; and

(v) Seller will not directly or indirectly use any of the proceeds from the sale of the Mortgage Loans, or lend, contribute or otherwise make available any such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity that is subject to sanctions under any program administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including without limitation those implemented by regulations codified in Subtitle B, Chapter V, of Title 31, Code of Federal Regulations.

11.	Events of Default; Event of Termination

(a) The following events shall constitute events of default (each an “Event of Default”) hereunder with respect to Buyer or Seller, as applicable:

(i) Seller fails to repurchase or Buyer fails to transfer Purchased Mortgage Loans upon the applicable Repurchase Date pursuant to the terms hereof;

(ii) Seller or Buyer fails to comply with Paragraph 4 hereof;

(iii) An Act of Insolvency occurs with respect to Seller, Buyer or Guarantor or any controlling entity thereof;

(iv) Any representation or warranty made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, however, that in the case of representations and warranties made with respect to the Purchased Mortgage Loans, such circumstance shall not constitute an Event of Default if, after determining the Market Value of the Purchased

Mortgage Loans without taking into account those Purchased Mortgage Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing;

(v) Any covenant shall have been breached in any material respect; provided, however, that in the case of covenants made with respect to the Purchased Mortgage Loans, such circumstance shall not constitute an Event of Default if, after determining the Market Value of the Purchased Mortgage Loans without taking into account the Purchased Mortgage Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing;

(vi) Buyer shall have determined in good faith and on a commercially reasonable basis that Seller is or will be unable to meet its commitments under this Agreement, shall have notified Seller of such determination and Seller shall not have responded with reasonably appropriate information to the contrary to the reasonable satisfaction of Buyer within five (5) Business Days;

(vii) This Agreement shall for any reason cease to create a valid, first priority security interest in any of the Purchased Mortgage Loans purported to be covered hereby;

(viii) A final, non-appealable judgment by any competent court in the United States of America for the payment of money in an amount of at least $100,000 is rendered against Seller or Guarantor, and the same remains undischarged for a period of sixty (60) days during which execution of such judgment is not effectively stayed;

(ix) Any event of default or any event which with notice, the passage of time or both shall constitute an event of default shall occur and be continuing under any repurchase or other financing agreement for borrowed funds or indenture for borrowed funds by which Seller is bound or affected shall occur and be continuing;

(x) In the commercially reasonable judgment of Buyer, a material adverse change shall have occurred with respect to Seller or Guarantor; for purposes of this Agreement, a “material adverse change” shall be defined as a reduction in shareholders equity of twenty five percent or more in a twelve month period;

(xi) Seller or Guarantor shall be in default of any payment obligation with respect to any normal and customary covenants under any debt contract or agreement, any servicing agreement or any lease to which it is a party, in excess of $5,000,000, which default results in a material adverse effect on the financial condition of Seller or Guarantor (which covenants include, but are not limited to, an Act of Insolvency of Seller or Guarantor or the failure of Seller or Guarantor to make required payments under such contract or agreement as they become due);

(xii) Seller or Guarantor shall fail to promptly notify Buyer of (i) the acceleration of any debt obligation or the termination of any credit facility of Seller or Guarantor; (ii) the amount and maturity of any such debt assumed after the date hereof;

(iii) any adverse developments with respect to pending or future litigation involving Seller or Guarantor; and (iv) any other developments which might materially and adversely affect the financial condition of Seller or Guarantor;

(xiii) Seller shall have failed to comply in any material respect with its obligations under the Custodial Agreement;

(xiv) Guarantor shall have failed to comply in any material respect with its obligations under the Guarantee;

(xv) The Guarantee shall have been determined by Buyer in its good faith judgment to be unenforceable; or

(xvi) Guarantor shall have terminated the Guarantee in accordance with its provisions and a replacement guarantor satisfactory to Buyer, in its good faith judgment, has not been appointed.

(b) If an Event of Default shall have occurred and be continuing, then, at the option of the nondefaulting party (which shall be deemed to be Buyer in the event of an Event of Default contemplated by clauses (xiv), (xv) or (xvi)), exercised by written notice to the defaulting party (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

(c) In all Transactions in which the defaulting party is Seller, if Buyer is deemed to have exercised the option referred to in subparagraph (b) of this Paragraph, (i) Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the greater of the Pricing Rate for such Transaction and the Prime Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subparagraph (b) of this Paragraph (decreased as of any day by (A) any amounts retained by Buyer with respect to such Repurchase Price pursuant to clause (iii) of this subparagraph, (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to subparagraph (e)(i) of this Paragraph, and (C) any amounts credited to the account of Seller pursuant to subparagraph (f) of this Paragraph) on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by Buyer applied to the aggregate unpaid Repurchase Prices owed by Seller, and (iv) Seller shall immediately deliver or cause the Custodian to deliver to Buyer any documents relating to Purchased Mortgage Loans subject to such Transactions then in Seller’s possession.

(d) In all Transactions in which the defaulting party is Buyer, upon tender by Seller of payment of the aggregate Repurchase Prices for all such Transactions, Buyer’s right, title and interest in all Purchased Mortgage Loans subject to such Transactions shall be deemed transferred to Seller, and Buyer shall deliver or cause the Custodian to deliver all documents relating to such Purchased Mortgage Loans to Seller or its designee.

(e) Upon the occurrence of an Event of Default, the nondefaulting party, without prior notice to the defaulting party may:

(i) as to Transactions in which the defaulting party is Seller, (A) immediately sell on a servicing released or servicing retained basis as Buyer deems desirable, in a recognized market at such price or prices as Buyer may in its sole discretion deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder; and

(ii) as to Transactions in which the defaulting party is Buyer, (A) purchase mortgage loans (“Replacement Mortgage Loans”) having substantially the same outstanding principal amount, maturity and interest rate as any Purchased Mortgage Loans that are not transferred by Buyer to Seller as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Mortgage Loans, to be deemed to have purchased Replacement Mortgage Loans at the price therefor on such date, calculated as the average of the prices obtained from three (3) nationally recognized registered broker/dealers that buy and sell comparable mortgage loans in the secondary market.

(f) As to Transactions in which the defaulting party is Buyer, Buyer shall be liable to Seller (i) with respect to Purchased Mortgage Loans (other than Additional Purchased Mortgage Loans), for any excess of the price paid (or deemed paid) by Seller for Replacement Mortgage Loans therefor over the Repurchase Price for such Purchased Mortgage Loans and (ii) with respect to Additional Purchased Mortgage Loans, for the price paid (or deemed paid) by Seller for the Replacement Mortgage Loans therefor. In addition, Buyer shall be liable to Seller for interest on such remaining liability with respect to each such purchase (or deemed purchase) of Replacement Mortgage Loans from the date of such purchase (or deemed purchase) until paid in full by Buyer. Such interest shall be at a rate equal to the greater of the Pricing Rate for such Transaction or the Prime Rate.

(g) For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by Seller of its option under subparagraph (b) of this Paragraph.

(h) The defaulting party shall be liable to the nondefaulting party for the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a consequence of an Event of Default, together with interest thereon at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate. Expenses incurred in connection with an Event of Default shall include without limitation those costs and expenses incurred by the nondefaulting party as a result of the early termination of any repurchase agreement or reverse repurchase agreement entered into by the nondefaulting party in connection with the Transaction then in default.

(i) The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(j) At the option of Buyer, exercised by written notice to Seller, the Repurchase Date for any or all Transactions shall be deemed to immediately occur in the event that the senior debt obligations or short-term debt obligations of Bear Stearns & Co. Inc. shall be rated below the four highest generic grades (without regard to any pluses or minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization.

(k) The exercise by any party of remedies after the occurrence of an Event of Default shall be conducted in a commercially reasonable manner.

12.	Servicing of the Purchased Mortgage Loans

(a) The parties hereto agree and acknowledge that, notwithstanding the purchase and sale of the Purchased Mortgage Loans contemplated hereby, Seller shall service or cause to be serviced the Purchased Mortgage Loans for the benefit of Buyer and, if Buyer shall exercise its rights to sell the Purchased Mortgage Loans pursuant to this Agreement prior to the related Repurchase Date, Buyer’s assigns; provided, however, that the obligation of Seller to service or cause to be serviced Purchased Mortgage Loans for the benefit of Buyer as aforesaid shall cease upon the payment to Buyer of the Repurchase Price therefor.

(b) Seller shall service (or cause to be serviced) and administer the Purchased Mortgage Loans and shall have full power and authority, acting alone, to do any and all things in connection with such servicing which Seller may deem necessary or desirable and consistent with the terms of this Agreement, and shall retain all principal prepayments and Income received by Seller with respect to such Purchased Mortgage Loans pursuant to the terms hereof. Seller, in administering and servicing the Purchased Mortgage Loans, shall employ procedures (including collection procedures) and exercise the same care it customarily employs and exercises in servicing and administering mortgage loans for its own account, in accordance with accepted mortgage loan servicing practices of prudent lending institutions and giving due consideration to Buyer’s reliance on Seller. Seller will provide Buyer with monthly reports, substantially identical in form to FNMA’s standard form of remittance report with respect to all Purchased Mortgage Loans then involved in any Transaction hereunder. Seller may contract with another entity to service the

Purchased Mortgage Loans so long as such entity is reasonably acceptable to Buyer. If Seller causes another entity to service the Purchased Mortgage Loans as aforesaid, Seller shall nonetheless remain liable to Buyer for such servicing as though the Purchased Mortgage Loans were serviced by Seller directly.

(c) Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, without payment of any termination fee or any other amount to Seller, (i) sell the Mortgage Loans on a servicing released basis or (ii) terminate Seller as the servicer of the Purchased Mortgage Loans with or without cause.

13.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

14.	Notices and Other Communications

Except as otherwise expressly provided herein, all such notices or communications shall be in writing (including, without limitation, telegraphic, facsimile or telex communication) or confirmed in writing and such notices and other communications shall, when mailed, telegraphed, communicated by facsimile transmission or telexed, be effective when received at the address for notices for the party to whom such notice or communications is to be given as follows:

if to Seller:

Alesco Loan Holdings Trust

1818 Market Street, 28th Floor

Philadelphia, Pennsylvania 19103

Attention: John Longino

Telephone: (215) 861-7717

Telecopy: (215) 861-7878

if to Buyer:

Bear Stearns Mortgage Capital Corporation

383 Madison Avenue

New York, New York 10179

Attention: Eileen Albus

Telephone: (212) 272-7502

Telecopy: (212) 272-2053

Notwithstanding the foregoing, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission, and provided further, however, that all financial statements delivered shall be hand-delivered or sent by first-class mail. Either party may revise any information relating to it by notice in writing to the other party, which notice shall be effective on the third business day following receipt thereof.

15.	Payment of Expenses

Seller shall pay on demand all fees and expenses (including, without limitation, the fees and expenses for legal services of any kind whatsoever) incurred by Buyer or the Custodian in connection with this Agreement and the Custodial Agreement and the transactions contemplated hereby and thereby, whether or not any Transactions are entered into hereunder, including, by way of illustration and not by way of limitation, the fees and expenses incurred in connection with (i) the preparation, reproduction and distribution of this Agreement and the Custodial Agreement and any opinions of counsel, certificates of officers or other documents contemplated by the aforementioned agreements and (ii) any Transaction under this Agreement; provided, however, that Seller shall not be required to pay the fees and expenses of Buyer incurred as a result of Buyer’s default under this Agreement. The obligation of Seller to pay such fees and expenses incurred prior to or in connection with the termination of this Agreement shall survive the termination of this Agreement.

16.	Opinions of Counsel

Seller shall, no later than ten (10) Business Days after the Purchase Date of the first Transaction hereunder and, upon the request of Buyer, on the Purchase Date of any subsequent Transaction, cause to be delivered to Buyer, with reliance thereon permitted as to any person or entity that purchases the Mortgage Loans from Buyer in a repurchase transaction, a favorable opinion of counsel with respect to the matters set forth in Exhibit B hereto, in form and substance acceptable to Buyer and its counsel.

17.	Further Assurances; Additional Information

(a) Seller shall promptly provide such further assurances or agreements as Buyer may request in order to effect the purposes of this Agreement.

(b) At any reasonable time, Seller shall permit Buyer, its agents or attorneys, to inspect and copy any and all documents and data in its possession pertaining to each Purchased Mortgage Loan that is the subject of such Transaction. Such inspection shall occur upon the request of Buyer at a mutually agreeable location during regular business hours and on a date not more than two (2) Business Days after the date of such request.

(c) Seller agrees to provide Buyer or its agents, from time to time, with such information concerning Seller of a financial or operational nature as Buyer may reasonably request.

(d) Seller shall provide Buyer or its agents, with copies of all filings made by or on behalf of Seller or any entity that controls Seller, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, promptly upon making such filings.

18.	Buyer as Attorney-in-Fact

Buyer is hereby appointed the attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Buyer shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the principal of or interest on any of the Purchased Mortgage Loans and to give full discharge for the same.

19.	Wire Instructions

(a) Any amounts to be transferred by Buyer to Seller hereunder shall be sent by wire transfer in immediately available funds to the account of Seller at:

Bank: Commerce Bank, N.A.

Account Name: Alesco Financial Trust

Acct. No.: 367 564 390

ABA No.: 036 001 808

(b) Any amounts to be transferred by Seller to Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of Buyer at:

Bank: Bank One

Acct.: Bear Stearns MBS

Acct. No.: 5801230

ABA No.: 071-000-013

Attn.: Eileen Albus

Reference: Alesco

(c) Amounts received after 3:00 p.m., New York City time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

20.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

21.	Non-assignability; Termination

(a) The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(b) This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the date occurring three hundred and sixty (360) days after the date as of which this Agreement is entered into; provided, however, that this Agreement and any Transaction outstanding hereunder may be extended by mutual agreement of Buyer and Seller; and provided further, however, that no such party shall be obligated to agree to such an extension.

22.	Counterparts

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

23.	Governing Law

This Agreement shall be governed by the laws of the State of New York.

24.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to subparagraph 4(a) hereof will not constitute a waiver of any right to do so at a later date.

25.	Use of Employee Plan Assets

(a) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

26.	Intent

(a) The parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof, is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

27.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

BEAR STEARNS MORTGAGE CAPITAL CORPORATION		ALESCO LOAN HOLDINGS TRUST

By:	/s/ Paul M. Friedman	By:	/s/ John J. Longino

Title:	SENIOR VICE PRESIDENT	Title:	CFO AND TREASURER

Date:	February 28, 2006	Date:	February 28, 2006